EXHIBIT 5.1

Hogan & Hartson LLP
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February 1, 2007
Board of Directors
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
Re: GenVec, Inc.
Ladies and Gentlemen:
We are acting as counsel to GenVec, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $100,000,000 in aggregate amount (the “Amount”) of (i) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), (ii) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including associated Preferred Stock purchase rights (the “Purchase Rights”) to be issued pursuant to the Rights Agreement, dated as of September 7, 2001 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), (iii) one or more series of senior or subordinated debt securities (the “Debt Securities”), or (iv) warrants (the “Warrants”) to purchase Preferred Stock, Common Stock or Debt Securities, or any combination of Preferred Stock, Common Stock, Debt Securities and Warrants up to the Amount.
The Preferred Stock, Common Stock, Warrants and Debt Securities are herein referred to as "Securities.” The Securities may be offered and sold by the Company from time to time on a delayed or continuous basis as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents (the "Documents”):
1. An executed copy of the Registration Statement.

Board of Directors
Gen Vec, Inc.
February 1, 2007

2.	The Amended & Restated Certificate of Incorporation of the Company, as amended (the “Charter”), as certified by the Secretary of State of the State of Delaware on January 31, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Certificate of Designation of the Series A Junior Participating Preferred Stock, as amended (the “Certificate of Designation”), as certified by the Secretary of State of the State of Delaware on January 31, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	An executed copy of the Rights Agreement.

6.	The Form of Senior Indenture and the Subordinated Indenture filed as Exhibits 4.6 and 4.7, respectively, to the Registration Statement.

7.	Resolutions of the Board of Directors of the Company adopted at a meeting held on January 18, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the filing by the Company of the Registration Statement and other related matters (the “Securities Resolutions”).
In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount, and terms of the Securities, to be offered from time to time, will be duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of the Board of Directors consistent with the procedures and terms described in the Registration Statement and in accordance with the Securities Resolutions, Charter, Bylaws and applicable Delaware law (each, a "Board Action”) in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement

Board of Directors
Gen Vec, Inc.
February 1, 2007

will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued under an indenture in the form set forth as Exhibit 4.6 or 4.7 to the Registration Statement, as applicable; (iv) any Warrants will be issued under one or more warrant agreements, which will state that New York law governs; (v) prior to any issuance of Preferred Stock, appropriate certificates of designation will have been duly authorized and adopted by appropriate Board Action and filed with the Secretary of State of the State of Delaware; (vi) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and (vii) the Company will remain a Delaware corporation.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities and under the warrant agreement for any Warrants, namely, the trustee or the warrant agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture or warrant agreement, as applicable; that such indenture or warrant agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture or warrant agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture or warrant agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (b) and (c), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a) and (d), the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware Constitution or New York Constitution, as applicable, and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (a) With respect to any Debt Securities (including any Debt Securities issued upon the exercise of Warrants), upon (i) due execution and delivery of an indenture in the form set forth as Exhibit 4.6 or 4.7 to the Registration Statement, as applicable, on behalf of the Company and a trustee qualified to act as such under applicable law, (ii) final Board Action authorizing the issuance of a series of Debt Securities, the terms of which have been duly established in accordance with the provisions of the applicable indenture, (iii) due authentication by the trustee, (iv) due execution, issuance, and delivery of such Debt Securities against payment of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors and otherwise in accordance with the applicable

Board of Directors
Gen Vec, Inc.
February 1, 2007

indenture and any applicable supplemental indenture and such agreement, and (v) in the case of any Debt Securities to be issued under any Warrants, due exercise of and payment of the exercise price specified in such Warrants, the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          (b) With respect to any Preferred Stock (including any Preferred Stock that is issued upon the exercise of any Warrants), upon (i) final Board Action authorizing and establishing a series of the Preferred Stock in accordance with the terms of the Charter, the Bylaws and applicable law, (ii) filing of an appropriate certificate of designation with respect to such Preferred Stock, (iii) final Board Action authorizing issuance of such shares of Preferred Stock, (iv) receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors, and (v) in the case of any Preferred Stock to be issued under any Warrants, upon due exercise of and payment of the exercise price specified in such Warrants, the Preferred Stock will be validly issued, fully paid, and nonassessable.
          (c) With respect to any Common Stock and the associated Purchase Rights (including any Common Stock issued upon the exchange or conversion of Debt Securities or Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Warrants) upon (i) final Board Action authorizing issuance of such shares of Common Stock, (ii) receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors, (iii) in the case of any Common Stock to be issued under any Warrants, due exercise of and payment of the exercise price specified in such Warrants, and (iv) in the case of any Common Stock to be issued upon the exchange or conversion of Debt Securities or Preferred Stock that are exchangeable for or convertible into Common Stock, due exercise of such exchange or conversion rights in accordance with the terms of the applicable instruments, the Common Stock and the associated Purchase Rights will be validly issued and the Common Stock will be fully paid, and nonassessable.
          (d) With respect to any Warrants, upon (i) final Board Action authorizing execution and delivery of a warrant agreement, (ii) due execution and delivery of a warrant agreement on behalf of the Company and the parties named therein, (iii) due execution, countersignature, issuance, and delivery of the Warrants against payment of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors and otherwise in accordance with the warrant agreement and such agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
It should be understood that the opinion above concerning the Purchase Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Purchase Rights and the Rights Agreement in their entirety and not any particular provision of the Purchase Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Board of Directors
Gen Vec, Inc.
February 1, 2007

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.